UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

SUNWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36868	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

1030 Winding Creek Road, Suite 100 Roseville, CA	95678
(Address of Principal Executive Offices)	(Zip Code)

(916) 409-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 30, 2018, Mr. Philip Radmilovic was appointed to serve as Chief Financial Officer of Sunworks, Inc. (the “Company”). Mr. Radmilovic was appointed to replace Mr. Paul McDonnel who stepped down as Chief Financial Officer. Mr. McDonnel will continue to serve with the Company as Treasurer.

Mr. Radmilovic (age 36) has been the Company’s Corporate Controller since June 2017. Prior to joining the Company, from 2013 Mr. Radmilovic was a Finance Director - Regional Controller for Oracle America Inc. where he focused on Mergers & Acquisitions and Global Business Units. Prior to joining Oracle, Mr. Radmilovic was the Corporate Accounting Manager for Daegis Inc., a publicly traded software company. He joined Daegis in 2009 and had oversight of the all accounting, financial reporting, tax, and treasury functions. Prior to Daegis, Mr. Radmilovic was an Audit Manager for Ernst & Young. He is a Certified Public Accountant (inactive). Mr. Radmilovic received his Bachelors of Science, Business Administration with a focus in Corporate Financial Management graduating Summa Cum Laude from California State University, Chico.

Mr. Radmilovic will receive an annual salary of $180,000 and was granted an option to purchase 20,000 options at an exercise price of $1.09. The options are for a term of five years and vest in equal installments over a three year period.

On May 30, 2018, the Board of the Company approved a bonus plan for its management team. Pursuant to the bonus plan, Chuck Cargile, the Company’s Chief Executive Officer, will receive a target bonus of 50% of base salary and Mr. Radmilovic will receive a target bonus of 35% of base salary, which will be paid based on the achievement of certain performance metrics established by the Compensation Committee relating to gross profit, consolidated EBITDA, free cash flow and personal objectives.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On May 30, 2018, the Board of Directors of the Company adopted an amended and restated Code of Conduct. The Code of Conduct was updated to conform with the evolution of the Company’s business. The Code of Conduct was also amended to remove language that the Company considered to be dated or duplicative and unnecessary. The amendment took effect upon adoption by the Board of Directors and did not result in any waiver, explicit or implicit, of any provision of the Company’s previous Code of Conduct.

The updated Code of Conduct is included on the Company’s website at www.sunworksusa.com on the “Corporate Governance” page in the “Investor Relations” section.

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The foregoing description of the amendments to the Code of Conduct does not purport to be complete and is qualified in its entirety by reference to Code of Conduct of the Company, attached as Exhibit 14.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On May 30, 2018, Joshua Schechter was appointed as a Chairman of the Company. Also, on May 30, 2018, the Company’s Board appointed Mr. Schechter as a member of the Company’s Audit, Compensation and Governance and Nominating Committees. Rhone Resch, an independent director of the Company, was appointed to chair the Company’s Compensation Committee and as a member of the Company’s Audit Committee. Daniel Gross, an independent director of the Company, was appointed as Chair of the Governance and Nominating Committee and a member of the Compensation Committee. Stanley Speer, an independent director of the Company was appointed Chair of the Audit Committee and a member of the Governance and Nominating Committee.

On June 4, 2018, the Company issued a press release announcing the appointment of Mr. Radmilovic as Chief Financial Officer and Mr. Schechter as Chairman, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

14.1   Code of Conduct adopted May 2018

99.1   Press Release issued on June 4, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNWORKS, INC.

Date: June 5, 2018	By:	/s/ Charles F. Cargile
	Name:	Charles F. Cargile
	Title:	Chief Executive Officer

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